Exhibit 99.1

McLeodUSA  Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Investor Contact:  Bryce E. Nemitz
Press Contact:  Bruce A. Tiemann
mcleodusa_ir@mcleodusa.com
Phone:  (319) 790-7800
FAX:  (319) 790-7767

FOR IMMEDIATE RELEASE

                  McLeodUSA Completes Acquisition of CapRock
               and Names Hiram Hoed to Lead Southwestern Region

Cedar Rapids, Iowa - December 7, 2000 - McLeodUSA Incorporated (Nasdaq: MCLD) today announced the completion of its acquisition of CapRock Communications Corp. (Nasdaq: CPRK) of Dallas, Texas. The two companies announced the transaction on October 3. Stockholders of CapRock approved the transaction at a special meeting this week. The acquisition extends the McLeodUSA footprint for integrated communication services to 25 states, and based on September 30, 2000 data, adds 5,200 miles of fiber, 65 collocations, and 95,000 access lines.

McLeodUSA also announced today that Hiram Hoed has been named to lead the Company's retail sales operations in its new Southwestern Region. This region includes the four states added to the McLeodUSA marketplace in the CapRock acquisition: Texas, Oklahoma, Louisiana and Arkansas. Mr. Hoed was named a Group Vice President of McLeodUSA and will be based in Dallas. Hoed has served in senior executive positions in other CLECs and telecommunications companies including Nortel and GTE.

"We believe the CapRock transaction is significant on several fronts," said Steve Gray, McLeodUSA President and COO. "First, their contiguous geography to our footprint is a great fit. Second, we are pleased with the quality assets gained in this transaction, enabling us to launch activities in four new states at an accelerated pace. And finally, we expect to realize positive operating and capital synergies in 2001 as a result of this transaction."

Gray welcomed Mr. Hoed stating, "Hiram brings a 21-year track record of sales excellence, team building, and customer development in the telecommunications sector. He is a proven sales executive and we are pleased to add him to our industry-leading management team at McLeodUSA." Mr. Hoed joins Donna Stoner, Group Vice President - Eastern Region; David Lunemann, Group Vice President - Central Region; and Robert Hatch, Group Vice President - Western Region, all reporting to Steven Shirar, GVP and McLeodUSA Chief Sales Officer.

Commenting on his new role at McLeodUSA, Mr. Hoed said, "I am very pleased to be joining this very talented team of individuals at McLeodUSA. I welcome the challenges and the great opportunities that lie ahead."


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Holders of CapRock stock are receiving 0.3876 of a share of McLeodUSA Class A common stock for each share of CapRock common stock. McLeodUSA will issue approximately 15 million shares related to this acquisition. CapRock shares have ceased trading on The Nasdaq Stock Market(R).

About McLeodUSA

        McLeodUSA provides selected telecommunications services to customers nationwide. Integrated communications including local services are currently available in several Midwest and Rocky Mountain states; long distance and advanced data and Internet services are available in all 50 states. McLeodUSA is a facilities-based telecommunications provider with 375 ATM switches, 37 voice switches, nearly 905,000 local lines, and more than 9,500 employees. The Company's network is capable of transmitting integrated next-generation data, video and voice services, reaching 800 cities and 90 percent of the U.S. population. In the next 12 months, McLeodUSA plans to distribute 30 million directories in 26 states, serving a population of 51 million. McLeodUSA Incorporated is a Nasdaq-100 company traded as MCLD. The Company's Web site is available at www.mcleodusa.com.

Some of the statements contained in this press release discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements only reflect the predictions of McLeodUSA. Actual events or results may differ substantially. Important factors that could cause actual events or results of McLeodUSA to be materially different from the forward-looking statements include availability of financing and regulatory approvals, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the industry, changes in the competitive climate in which McLeodUSA operates and the emergence of future opportunities. These and other applicable risks are summarized under the caption "Risk Factors" in the McLeodUSA Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which is filed with the Securities and Exchange Commission.